                                                                        Form of

             AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT

     WHEREAS,  [Name of Fund] (the "Fund"), is a Maryland corporation registered under the  Investment  Company Act of 1940,  as amended (the "1940 Act"),  as an open-end  diversified  investment  company that offers  Class C shares;  Class F shares;  Class R-1 shares,  Class R-2 shares, Class R-3 shares, Class R-4 shares and Class R-5 shares  (collectively,  the  "Class R  shares");  and Class  529-A shares,  Class 529-B shares,  Class 529-C shares,  Class 529-E shares, and Class
529-F shares (collectively, the "Class 529 shares"); and

     WHEREAS,   Capital   Research  and  Management   Company  (the  "Investment
Adviser"),  is a Delaware  corporation  registered under the Investment Advisers
Act of 1940, as amended,  and is engaged in the business of providing investment advisory and related services to the Fund and to other investment companies; and

     WHEREAS,  the Fund wishes to have the  Investment  Adviser  arrange for and coordinate and monitor the provision of transfer agent and shareholder  services
("transfer  agent  services") and certain other  administrative  services (other than those provided  pursuant to any other  agreement with the Fund),  including but not  limited  to  recordkeeping,  transactional  services,  tax  information
returns  and  reports,   fund   communication   and  shareholder   communication
(collectively  "administrative services") for the Fund's Class C shares, Class F shares, Class R shares and Class 529 shares; and

     WHEREAS,  the  Investment  Adviser  is willing to perform or to cause to be performed  such  transfer  agent  services and  administrative  services for the
Fund's  Class C shares,  Class F shares,  Class R shares and Class 529 shares on the terms and conditions set forth herein; and

     WHEREAS,  the  Fund  and  the  Investment  Adviser  wish to  enter  into an
Administrative  Services Agreement  ("Agreement") whereby the Investment Adviser would  perform  or  cause to be  performed  such  transfer  agent  services  and administrative  services for the Fund's Class C shares,  Class F shares, Class R shares and Class 529 shares;

     NOW, THEREFORE, the parties agree as follows:

     1. Services.  During the term of this  Agreement,  the  Investment  Adviser shall  perform  or  cause  to be  performed  the  transfer  agent  services  and administrative  services  set forth in Exhibit A hereto,  as such exhibit may be amended  from  time to time by  mutual  consent  of the  parties.  The  Fund and
Investment  Adviser  acknowledge that the Investment  Adviser will contract with third parties, including American Funds Service Company ("AFS"), to perform such transfer agent services and administrative  services. In selecting third parties to perform transfer agent and  administrative  services,  the Investment Adviser shall select only those third  parties that the  Investment  Adviser  reasonably believes have  adequate  facilities  and  personnel to  diligently  perform such services.  The  Investment  Adviser shall  monitor,  coordinate  and oversee the activities  of the  third  parties  with  which it or AFS  contracts  to  ensure shareholders  receive  high-quality  service. In doing so the Investment Adviser shall  establish  procedures to monitor the  activities  of such third  parties.
These procedures may, but need not, include monitoring: (i) telephone queue wait times;

(ii) telephone  abandon rates;  (iii) website and voice response unit downtimes;
(iv) downtime of the third party's shareholder account recordkeeping system; (v)
the accuracy and timeliness of financial and non-financial transactions; (vi) to ensure compliance with the Fund prospectus;  and (vii) with respect to Class 529 shares, compliance with the CollegeAmerica program description.

     2. Fees.

          (a) Transfer Agent Fees. In  consideration  of transfer agent services performed  or caused to be  performed  by the  Investment  Adviser  for the
     Fund's  Class C shares,  Class F shares and Class R shares,  the Fund shall pay  the  Investment  Adviser  transfer  agent  fees  according  to the fee schedule contained in the Shareholder  Services Agreement,  as amended from time to time,  between the Fund and AFS.  No  Transfer  Agent Fees shall be paid in respect of  accounts  that are held in other than  street name or a networked environment.  No fees shall be paid under this paragraph 2(a) for services  provided  by third  parties  other  than AFS.  All  fund-specific charges from third parties-including DST charges, postage, NSCC transaction charges and similar out-of-pocket  expenses-will be passed through directly to the Fund. Transfer agent fees shall be paid within 30 days after receipt of an invoice for transfer agent services performed the preceding month.

          (b)  Administrative  Services Fees. In consideration of administrative services  performed or caused to be performed by the Investment Adviser for the  Fund's  Class C shares,  Class F shares,  Class R shares and Class 529 shares,  the  Fund  shall  pay the  Investment  Adviser  an  administrative services fee ("administrative fee"). For the Fund's Class C shares, Class F shares,  Class R-1 shares,  Class R-2 shares,  Class R-3 shares,  Class R-4 shares and Class 529 shares,  the administrative fee shall accrue daily and shall be  calculated  at the annual rate of 0.15% of the average net assets of those shares.  For the Fund's Class R-5 shares,  the  administrative fee shall accrue daily and shall be  calculated  at the annual rate of 0.10% of the  average  net assets of the Class R-5 shares.  The  administrative  fee shall be paid within 30 days after receipt of an invoice for administrative services performed in the preceding month.

     3. Effective Date and Termination of Agreement. This Agreement shall become effective on [date],  and unless  terminated  sooner it shall continue in effect until [date].  It may  thereafter  be continued  from year to year only with the approval of a majority of those  Directors  of the Fund who are not  "interested persons" of the Fund (as defined in the 1940 Act) and have no direct or indirect financial  interest in the operation of this Agreement or any agreement  related to it (the "Independent Directors").  This Agreement may be terminated as to the
Fund as a whole or any  class of  shares  individually  at any time by vote of a majority of the Independent Directors. The Investment Adviser may terminate this agreement upon sixty (60) days' prior written notice to the Fund.

     4. Amendment.  This Agreement may not be amended to increase materially the fees payable under this Agreement  unless such amendment is approved by the vote of a majority of the Independent Directors.

     5.  Assignment.  This  Agreement  shall not be  assignable  by either party hereto and in the event of assignment shall automatically  terminate  forthwith.
The  term  "assignment"  shall  have the  meaning  set  forth  in the 1940  Act.
Notwithstanding the foregoing, the Investment Adviser is specifically authorized to contract with third parties for the provision of transfer agent,  shareholder services, and administrative services on behalf of the Fund.

     6. Issuance of Series of Shares. If the Fund shall at any time issue shares in more than one series,  this Agreement may be adopted,  amended,  continued or renewed with respect to a series as provided herein,  notwithstanding  that such adoption,  amendment,  continuance or renewal has not been effected with respect to any one or more other series of the Fund.

     7. Choice of Law.  This  Agreement  shall be  construed  under and shall be governed by the laws of the State of  California,  and the parties  hereto agree that proper venue of any action with respect hereto shall be Los Angeles County,
California.

     8. Limitation on Fees.  Notwithstanding  the foregoing,  the portion of the administrative  fees payable  under this  Agreement  retained by the  Investment
Adviser  (after  all  permissible  payments  to  AFS  and  third  party  service providers) will be limited to no more than 0.05% of average net assets per share class.

     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be executed in duplicate original by its officers thereunto duly authorized,  as of
[date].

CAPITAL RESEARCH AND                    [Name of Fund]
MANAGEMENT COMPANY

By:                                     By:
   -------------------------------          -------------------------------

By:                                     By:
   -------------------------------          -------------------------------

                                    EXHIBIT A
                                     to the
                        Administrative Services Agreement

Transfer Agent Services

     The  Investment  Adviser  or any third  party  with  whom it may  contract, including  American Funds Service Company (the  Investment  Adviser and any such third-party are  collectively  referred to as "Service  Provider") shall act, as necessary,  as stock transfer agent,  dividend  disbursing  agent and redemption agent for the Fund's  Class C shares,  Class F shares,  Class R shares and Class
529 shares,  and shall provide such  additional  related  services as the Fund's
Class C shares,  Class F shares,  Class R shares  and Class 529  shares may from time to time require,  all of which services are sometimes referred to herein as
"shareholder services."

Administrative Services

     1. Record Maintenance

     The Service  Provider  shall  maintain,  and require any third parties with which it contracts to maintain with respect to each Fund shareholder holding the
Fund's Class C shares, Class F shares, Class R shares and/or Class 529 shares in a Service Provider account ("Customers") the following records:

          a. Number of Shares;

          b. Date,  price and amount of  purchases  and  redemptions  (including dividend  reinvestments)  and dates and  amounts of  dividends  paid for at least the current year to date;

          c. Name and address of the  Customer,  including  zip codes and social security numbers or taxpayer identification numbers;

          d. Records of distributions and dividend payments; and

          e. Any transfers of shares.

     2. Shareholder Communications

     Service Provider shall:

          a.  Provide  to  a  shareholder  mailing  agent  for  the  purpose  of delivering  certain  Fund-related  materials the names and addresses of all
     Customers. The Fund-related materials shall consist of updated prospectuses and any  supplements  and  amendments  thereto,  annual and other  periodic reports, proxy or information statements and other appropriate  shareholder communications. In the alternative, the Service Provider may distribute the
     Fund-related materials to its Customers.

          b. Deliver  current Fund  prospectuses  and  statements  of additional information  and annual and other periodic  reports upon Customer  request, and, as applicable, with confirmation statements;

          c.  Deliver  statements  to  Customers  on no less  frequently  than a quarterly basis showing,  among other things, the number of Class C shares,
     Class F shares, Class R shares and/or Class 529 shares of the Fund owned by such  Customer  and the net  asset  value of the  Class C  shares,  Class F shares,  Class R shares  and/or Class 529 shares of the Fund as of a recent date;

          d. Produce and deliver to Customers confirmation statements reflecting purchases and redemptions of Class C shares, Class F shares, Class R shares and/or Class 529 shares of the Fund;

          e. Respond to Customer inquiries regarding,  among other things, share prices, account balances, dividend amounts and dividend payment dates;

          f. With respect to Class C and/or Class F shares of the Fund purchased by Customers  after the effective date of this  Agreement,  provide average cost basis  reporting to Customers to assist them in  preparation  of their income tax returns; and

          g. If the Service Provider accepts  transactions in the Fund's Class C shares,  Class F shares and Class R shares  from any brokers or banks in an omnibus  relationship,  require  each such  broker or bank to provide  such shareholder  communications  as set forth in 2(a)  through  2(f) to its own
     Customers.

     3. Transactional Services

     The Service  Provider shall  communicate  to its  Customers,  as to Class C shares,  Class F  shares,  Class R shares  and  Class  529  shares  of the Fund, purchase,  redemption and exchange orders reflecting the orders it receives from its  Customers  or from any brokers and banks for their  Customers.  The Service
Provider shall also communicate to beneficial  owners holding through it, and to any brokers or banks for beneficial owners holding through them, as to shares of
Class C shares, Class F shares, Class R shares and Class 529 shares of the Fund, mergers, splits and other reorganization  activities,  and require any broker or bank to communicate such information to its Customers.

     4. Tax Information Returns and Reports

     The Service Provider shall prepare and file, and require to be prepared and filed  by any  brokers  or banks as to  their  Customers,  with the  appropriate governmental agencies, such information,  returns and reports as are required to be so filed for  reporting:  (i) dividends and other  distributions  made;  (ii)
amounts  withheld  on  dividends  and other  distributions  and  payments  under applicable  federal  and state  laws,  rules and  regulations;  and (iii)  gross proceeds of sales transactions as required.

     5. Fund Communications

     The Service Provider shall, upon request by the Fund, on each business day, report  the number of Class C shares,  Class F shares,  Class R shares and Class
529  shares  on which  the  administrative  fee is to be paid  pursuant  to this
Agreement.  The  Service  Provider  shall also  provide  the Fund with a monthly invoice.

     6. Monitoring of Service Providers

     The Investment  Adviser shall  coordinate and monitor the activities of the
Service Providers with which it contracts to ensure that the shareholders of the
Fund's  Class C shares,  Class F  shares,  Class R shares  and Class 529  shares receive  high-quality  service.  The  Investment  Adviser shall also ensure that
Service Providers  deliver to Customers account  statements and all Fund-related materials, including prospectuses, shareholder reports, and proxies.